PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: George Gutierrez Sr. Director, Global Communications & Content Strategy (831) 458-7537

Plantronics Announces First Quarter Fiscal Year 2018 Financial Results

SANTA CRUZ, Calif., - July 27, 2017 - Plantronics, Inc. (NYSE: PLT) today announced first quarter Fiscal Year 2018 financial results. Highlights of the first quarter include the following (comparisons are against the first quarter 2017):

•	Net revenues were $203.9 million, a decrease of 8.6% compared with $223.1 million, and below our guidance range of $211 million to $221 million

•	GAAP gross margin was 50.6% compared with 50.7%

◦	Non-GAAP gross margin was 51.9% compared with 51.1%

•	GAAP operating income was $23.4 million compared with $31.3 million

◦	Non-GAAP operating income was $36.9 million compared with $38.7 million

•	GAAP diluted earnings per share (“EPS”) was $0.57 compared with $0.62, and within our guidance range of $0.52 to $0.62

◦	Non-GAAP diluted EPS was $0.70 compared with $0.76, and within our guidance range of $0.70 to $0.80

Year-over-year GAAP Results
Year-over-year Non-GAAP Results

A reconciliation between our GAAP and non-GAAP results is provided in the tables at the end of this press release.

"Our focus on investing in high growth and high profit opportunities leverages our more than 50 years of proven expertise and strategic evolution to meet customer's needs, and I'm very pleased with the progress we've made to extend our solutions beyond headsets," stated Joe Burton, President & CEO. "We believe our complete solution provides a significant advantage: an award winning portfolio of headsets that leverage our acoustic and design expertise to actively manage noise and provide the best possible call experience, soundscaping, which intelligently and actively manages sound in the workplace, to improve productivity and reduce distractions, and Plantronics Manager Pro, which empowers the enterprise with the tools to manage issues affecting call quality and communications infrastructure.

"We reiterate our commitment to improve profitability in Fiscal Year 2018 and remain committed to our long-term profitability objectives," stated Pam Strayer, Senior Vice President and Chief Financial Officer. "We continue to focus our investments on new Enterprise opportunities for profitable growth and in portions of Consumer which align to our long-term strategy and complement our Enterprise portfolio.

Financial Highlights for the First Quarter Fiscal Year 2018:

Revenue

Total net revenues for the first quarter of Fiscal Year 2018 were $203.9 million, down 8.6%, or $19.2 million compared to the first quarter last year. Enterprise net revenues of $154.6 million were down 0.8%, or $1.3 million, driven by declines in traditional headset revenues partially offset by growth of our UC revenues. Consumer net revenues were $49.3 million, down 26.6%, or $17.9 million, primarily driven by lower stereo Bluetooth revenues. Consumer revenues were further reduced by the continued decline of the mono Bluetooth market.

Revenues in the Americas region were down 12%, or $17.6 million for the quarter. Revenues in the Europe and Africa region were up 1%, or $0.7 million for the quarter. Revenues in the Asia Pacific region were down 9% or $2.3 million for the quarter.

Restructuring Activities

In the first quarter of Fiscal Year 2018 the Company took additional cost reduction actions resulting in a charge of $4.2 million to reduce expenses and better align the Company's cost structure with its revenue and gross margin profile.  These actions include a reduction-in-force and the sale of our Clarity division.  The actions taken during the quarter are expected to improve our operating margin in future quarters.

Operating Income

GAAP operating income for the first quarter was $23.4 million, a decrease of 25.0%, or $7.8 million from the prior year quarter. As a percentage of revenues, GAAP operating income for the first quarter was 11.5%, compared to 14.0% in the prior year quarter.

The decrease in GAAP operating income in the quarter was primarily due to lower revenues and a $5.2 million increase in restructuring-related costs, for which the total current quarter charge of $4.2 million included $1.6 million charged to cost of revenues and $2.6 million charged to restructuring and related charges. This decline was slightly offset by lower GN litigation related charges of $3.9 million.

Non-GAAP operating income for the first quarter was $36.9 million, a decrease of 4.6%, or $1.8 million. As a percentage of revenue, Non-GAAP operating income for the first quarter was 18.1%, compared to 17.3% in the prior year quarter.

The decrease in Non-GAAP operating income in the quarter was primarily due to lower revenues, partially offset by lower operating expenses, which were driven by lower GN litigation related expenses of $3.9 million and cost reductions achieved through restructuring actions initiated in the prior fiscal year.

Income Tax

In the first quarter of Fiscal Year 2018, we recognized a correction to our Fiscal Year 2017 income tax expense that reduced income in a high tax jurisdiction and increased income in a low tax jurisdiction. The correction resulted in a decrease of our effective GAAP tax rate by 16.2 percentage points, and increased the balance of our prepaid tax asset by $2.8 million. The benefit to income tax expense recognized in the first quarter of Fiscal Year 2018 resulting from this correction was excluded from Non-GAAP results.

Earnings Per Share

GAAP diluted EPS for the first quarter was $0.57, down $0.05 and 8.1% compared to the prior year quarter.

Non-GAAP diluted EPS for the first quarter was $0.70, down $0.06 and 7.9% compared to the prior year quarter.

We repurchased approximately 253,000 shares of our common stock in the first quarter of Fiscal Year 2018 for approximately $13.5 million.

Balance Sheet and Cash Flow Highlights

We finished the first quarter of Fiscal Year 2018 with $600 million in cash and investments and generated $13 million in cash flow from operations during the quarter. Cash flow from operations decreased by $17 million compared to the prior year quarter, driven primarily from payouts related to the prior year's variable compensation plan and higher prepaid taxes.

Of the $600 million in cash and investments at the end of the first quarter of Fiscal Year 2018, $31 million was held domestically.

Capital Expenditures for the first quarter of Fiscal Year 2018 were $3.0 million or 1.5% of revenues. Our long-term expectation for capital expenditures is approximately 2.5% of revenues.

Plantronics Announces Quarterly Dividend of $0.15

We are also announcing that we have declared a quarterly dividend of $0.15 per common share, to be paid on September 8, 2017 to all shareholders of record as of the close of business on August 18, 2017.

New 1,000,000 Share Repurchase Program

We are announcing a new 1,000,000 share repurchase program to commence at the conclusion of the existing 1,000,000 share repurchase program.

Upcoming Events

Plantronics will be presenting at the Deutsche Bank Securities 2017 Technology Conference on September 12th. Information on how to access the presentation webcast can be found at investor.plantronics.com under Upcoming Events.

Business Outlook

The following statements are based on our current expectations and many of these statements are forward-looking. Actual results are subject to a variety of risks and uncertainties and may differ materially from our expectations.

We have a “book and ship” business model whereby we fulfill the majority of orders received within 48 hours of receipt of those orders. However, our backlog is occasionally subject to cancellation or rescheduling by our customers on short notice with little or no penalty. Therefore, there is a lack of meaningful correlation between backlog at the end of a fiscal period and net revenues in a succeeding fiscal period.

Our business is inherently difficult to forecast, particularly with continuing uncertainty in regional economic conditions and currency fluctuations, and there can be no assurance that expectations of incoming orders over the balance of the current quarter will materialize.

Subject to the foregoing, we currently expect the following range of financial results for the second quarter of Fiscal Year 2018 (all amounts assuming currency rates remain stable):

•	Net revenues of $200 million to $210 million;

•	GAAP operating income of $23 million to $28 million;

•	Non-GAAP operating income of $32 million to $37 million, excluding the impact of $9 million from stock-based compensation.

•	Assuming approximately 33 million diluted average weighted shares outstanding:

•	GAAP diluted EPS of $0.47 to $0.57;

•	Non-GAAP diluted EPS of $0.61 to $0.71; and

•	Cost of stock-based compensation and GAAP only related tax charges to be approximately $0.14 per diluted share.

Please see our updated Investor Relations Presentation available on our corporate website at investor.plantronics.com.

Conference Call and Prepared Remarks

Plantronics is providing a copy of prepared remarks in combination with its press release. These remarks are offered to provide shareholders and analysts with additional time and detail for analyzing results in advance of our quarterly conference call. The remarks will be available in the Investor Relations section of our website along with this press release.

We have scheduled a conference call to discuss first quarter Fiscal Year 2018 financial results. The conference call will take place today, July 27, 2017 at 2:00 PM (Pacific Time). All interested investors and potential investors in our stock are invited to participate. To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the “Plantronics Conference Call.”  The dial-in from North America is (888) 301-8736 and the international dial-in is (706) 634-7260.

A replay of the call with the conference ID #51254013 will be available until September 27, 2017 at (855) 859-2056 or (800) 585-8367 for callers from North America and at (404) 537-3406 for all other callers. The conference call will also be simultaneously webcast in the Investor Relations section of our corporate website at investor.plantronics.com, and the webcast of the conference call will remain available on our website for one month. A reconciliation between our GAAP and non-GAAP results is provided in the tables at the end of this press release.

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of operating results, including non-GAAP operating income, non-GAAP net income and non-GAAP diluted EPS which exclude certain non-cash expenses and charges that are included in the most directly comparable GAAP measure. These non-cash charges and expenses include stock-based compensation related to stock options, restricted stock and employee stock purchases made under our employee stock purchase plan, purchase accounting amortization, restructuring and other related charges and credits, asset impairments, and executive transition charges, all net of the associated tax impact. We also exclude tax benefits from the release of tax reserves, discrete tax adjustments including transfer pricing, tax deduction and tax credit adjustments, and the impact of tax law changes.  We exclude these expenses from our non-GAAP measures primarily because management does not believe they are part of our target operating model.  We believe that the use of non-GAAP financial measures provides meaningful supplemental information regarding our performance and liquidity and helps investors compare actual results with our long-term target operating model goals.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods; however, non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to, gross margin, operating income, operating margin, net income or EPS prepared in accordance with GAAP.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: (i) our belief that we are focusing on high growth and high profit opportunities and the extent of our progress extending beyond headsets, (ii) our believe that our complete solution is a significant competitive advantage, (iii) our belief that our headsets provide the best possible call experience, (iv) our expectation to improve profitability in Fiscal Year 2018 and over the long-term, (v) our expectation that the cost restructuring activities we undertook in the first quarter of Fiscal Year 2018 will improve future operating margins, (vi) our expectations for long-term capital expenditures; (vii) estimates of GAAP and non-GAAP financial results for the second quarter of Fiscal Year 2018, including net revenues, operating income and diluted EPS; (viii) our estimates of stock-based compensation, as well as the impact of non-cash expenses on Non-GAAP operating income and diluted EPS for the second quarter of Fiscal Year

2018; and (vii) our estimate of weighted average shares outstanding for the second quarter of Fiscal Year 2018, in addition to other matters discussed in this press release that are not purely historical data. We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. Among the factors that could cause actual results to differ materially from those contemplated are:

•	Micro and macro-economic conditions in our domestic and international markets;

•
our ability to realize and achieve positive financial results projected to arise in the Enterprise market from UC adoption could be adversely affected by a variety of factors including the following: (i) as UC becomes more widely adopted, the risk that competitors will offer solutions that will effectively commoditize our headsets which, in turn, will reduce the sales prices for our headsets; (ii) our plans are dependent upon adoption of our UC solution by major platform providers and strategic partners such as Microsoft Corporation, Cisco Systems, Inc., Avaya, Inc., Alcatel-Lucent, and Huawei, and our influence over such providers with respect to the functionality of their platforms or their product offerings, their rate of deployment, and their willingness to integrate their platforms and product offerings with our solutions is limited; (iii) delays or limitations on our ability to timely introduce solutions that are cost effective, feature-rich, stable, and attractive to our customers within forecasted development budgets; (iv) our successful implementation and execution of new and different processes involving the design, development, and manufacturing of complex electronic systems composed of hardware, firmware, and software that works seamlessly and continuously in a wide variety of environments and with multiple devices; (v) failure of UC solutions generally, or our solutions in particular, to be adopted with the breadth and speed we anticipate (vi) our sales model and expertise must successfully evolve to support complex integration of hardware and software with UC infrastructure consistent with changing customer purchasing expectations; (vii) as UC becomes more widely adopted we anticipate that competition for market share will increase, particularly given that some competitors may have superior technical and economic resources; (vii) (viii) sales cycles for more complex UC deployments are longer as compared to our traditional Enterprise products; (ix) our inability to timely and cost-effectively adapt to changing business requirements may impact our profitability in this market and our overall margins; and (x) our failure to expand our technical support capabilities to support the complex and proprietary platforms in which our UC products are and will be integrated;

•
failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts and materials to meet demand without having excess inventory or incurring cancellation charges;

•	volatility in prices from our suppliers, including our manufacturers located in China, have in the past and could in the future negatively affect our profitability and/or market share;

•	fluctuations in foreign exchange rates;

•	with respect to our stock repurchase program, prevailing stock market conditions generally, and the price of our stock specifically;

•	the bankruptcy or financial weakness of distributors or key customers, or the bankruptcy of or reduction in capacity of our key suppliers;

•
additional risk factors including: interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, and the inherent risks of our substantial foreign operations; and

•	seasonality in one or more of our product categories.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2017 and other filings with the Securities and Exchange Commission, as well as recent press releases. The Securities and Exchange Commission filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Summaries

The following related charts are provided:

•	Summary Unaudited Condensed Consolidated Financial Statements

•	Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

•	Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and Other Unaudited GAAP Data

About Plantronics

Plantronics is an audio pioneer and a global leader in the communications industry. We create intelligent and adaptive solutions that support our customers’ most important needs: experiencing and facilitating simple and clear communications while enjoying distraction-free environments.  Our solutions are used worldwide by consumers and businesses alike, and are an optimal choice for open office environments. From Unified Communications and customer service ecosystems, to data analytics and Bluetooth headsets, Plantronics delivers high-quality communications solutions that our customers count on today, while relentlessly innovating on behalf of their future. For more information visit plantronics.com.

Plantronics is a registered trademark of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30,
	2016	2017
Net revenues	$223,106	$203,926
Cost of revenues	110,033	100,643
Gross profit	113,073	103,283
Gross profit %	50.7%	50.6%

Research, development, and engineering	22,344	21,213
Selling, general, and administrative	55,787	56,233
(Gain) loss, net from litigation settlements	4,739	(176)
Restructuring and other related charges (credits)	(1,048)	2,573
Total operating expenses	81,822	79,843
Operating income	31,251	23,440
Operating income %	14.0%	11.5%

Interest expense	(7,288)	(7,303)
Other non-operating income, net	2,352	914
Income before income taxes	26,315	17,051
Income tax expense (benefit)	5,928	(1,777)
Net income	$20,387	$18,828

% of net revenues	9.1%	9.2%

Earnings per common share:
Basic	$0.63	$0.58
Diluted	$0.62	$0.57

Shares used in computing earnings per common share:
Basic	32,243	32,506
Diluted	32,818	33,211

Effective tax rate	22.5%	(10.4)%

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands)

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	June 30,
	2017	2017
ASSETS
Cash and cash equivalents	$301,970	$290,484
Short-term investments	178,179	196,992
Total cash, cash equivalents, and short-term investments	480,149	487,476
Accounts receivable, net	141,177	134,833
Inventory, net	55,456	57,571
Other current assets	22,195	35,486
Total current assets	698,977	715,366
Long-term investments	127,176	112,090
Property, plant, and equipment, net	150,307	148,759
Goodwill and purchased intangibles, net	15,577	15,514
Deferred tax and other assets	25,122	18,265
Total assets	$1,017,159	$1,009,994
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$42,885	$43,596
Accrued liabilities	74,285	59,039
Total current liabilities	117,170	102,635
Long-term debt, net of issuance costs	491,059	491,421
Long-term income taxes payable	11,729	11,326
Other long-term liabilities	15,045	16,191
Total liabilities	635,003	621,573
Stockholders' equity	382,156	388,421
Total liabilities and stockholders' equity	$1,017,159	$1,009,994

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30,
	2016	2017
Cash flows from operating activities
Net Income	$20,387	$18,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,146	5,382
Amortization of debt issuance cost	362	362
Stock-based compensation	8,413	9,256
Deferred income taxes	4,890	6,606
Provision for excess and obsolete inventories	772	529
Restructuring charges (credits)	(1,048)	2,573
Cash payments for restructuring charges	(2,788)	(1,905)
Other operating activities	(927)	503
Changes in assets and liabilities:
Accounts receivable, net	(4,529)	6,465
Inventory, net	(1,486)	(2,241)
Current and other assets	(1,665)	(2,704)
Accounts payable	7,055	989
Accrued liabilities	(1,370)	(18,467)
Income taxes	(2,736)	(13,291)
Cash provided by operating activities	30,476	12,885

Cash flows from investing activities
Proceeds from sale of investments	74,349	21,571
Proceeds from maturities of investments	34,353	58,298
Purchase of investments	(106,711)	(83,279)
Capital expenditures	(7,579)	(3,047)
Cash used for investing activities	(5,588)	(6,457)

Cash flows from financing activities
Repurchase of common stock	(18,639)	(13,492)
Employees' tax withheld and paid for restricted stock and restricted stock units	(8,792)	(10,485)
Proceeds from issuances under stock-based compensation plans	733	9,204
Payment of cash dividends	(4,970)	(5,014)
Cash used for financing activities	(31,668)	(19,787)
Effect of exchange rate changes on cash and cash equivalents	(1,013)	1,873
Net decrease in cash and cash equivalents	(7,793)	(11,486)
Cash and cash equivalents at beginning of period	235,266	301,970
Cash and cash equivalents at end of period	$227,473	$290,484

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three Months Ended
	June 30,
	2016	2017
GAAP Gross profit	$113,073	$103,283
Stock-based compensation	842	902
Loss on sale of assets	—	899
Impairment of indirect tax asset	—	686
Non-GAAP Gross profit	$113,915	$105,770
Non-GAAP Gross profit %	51.1%	51.9%

GAAP Research, development, and engineering	$22,344	$21,213
Stock-based compensation	(2,484)	(2,101)
Purchase accounting amortization	(62)	(63)
Non-GAAP Research, development, and engineering	$19,798	$19,049

GAAP Selling, general, and administrative	$55,787	$56,233
Stock-based compensation	(5,087)	(6,253)
Non-GAAP Selling, general, and administrative	$50,700	$49,980

GAAP Operating expenses	$81,822	$79,843
Stock-based compensation	(7,571)	(8,354)
Purchase accounting amortization	(62)	(63)
Restructuring and other related (charges) credits	1,048	(2,573)
Non-GAAP Operating expenses	$75,237	$68,853

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA (CONTINUED)

	Three Months Ended
	June 30,
	2016		2017
GAAP Operating income	$31,251		$23,440
Stock-based compensation	8,413		9,256
Restructuring and other related charges (credits)	(1,048)		2,573
Loss on sale of assets	—		899
Impairment of indirect tax asset	—		686
Purchase accounting amortization	62		63
Non-GAAP Operating income	$38,678		$36,917

GAAP Net income	$20,387		$18,828
Stock-based compensation	8,413		9,256
Restructuring and other related charges (credits)	(1,048)		2,573
Loss on sale of assets	—		899
Impairment of indirect tax asset	—		686
Purchase accounting amortization	62		63
Income tax effect of above items	(2,753)		(5,445)
Income tax effect of unusual tax items	(86)	(1)	(3,661)	(2)
Non-GAAP Net income	$24,975		$23,199

GAAP Diluted earnings per common share	$0.62		$0.57
Stock-based compensation	0.26		0.28
Restructuring and other related charges (credits)	(0.03)		0.08
Loss on sale of assets	—		0.03
Impairment of indirect tax asset	—		0.02
Income tax effect	(0.09)		(0.28)
Non-GAAP Diluted earnings per common share	$0.76		$0.70

Shares used in diluted earnings per common share calculation	32,818		33,211

(1)	Excluded amounts represent tax benefits from the release of tax reserves.
(2)	Excluded amounts represent tax benefits resulting from the correction of an immaterial error in the current quarter and the release of tax reserves.

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data
($ in thousands, except per share data)
	Q117	Q217	Q317	Q417	Q118
GAAP Gross profit	$113,073	$110,446	$110,180	$107,671	$103,283
Stock-based compensation	842	778	794	830	902
Loss on sale of assets	—	—	—	—	899
Impairment of indirect tax asset	—	—	—	—	686
Non-GAAP Gross profit	$113,915	$111,224	$110,974	$108,501	$105,770
Non-GAAP Gross profit %	51.1%	51.4%	47.6%	51.9%	51.9%

GAAP Operating expenses	$81,822	$78,490	$78,322	$77,660	$79,843
Stock-based compensation	(7,571)	(7,125)	(7,895)	(7,704)	(8,354)
Restructuring and other related (charges) credits	1,048	415	(113)	(1,241)	(2,573)
Executive transition costs	—	(2,759)	—	—	—
Purchase accounting amortization	(62)	(63)	(62)	(63)	(63)
Non-GAAP Operating expenses	$75,237	$68,958	$70,252	$68,652	$68,853

GAAP Operating income	$31,251	$31,956	$31,858	$30,011	$23,440
Stock-based compensation	8,413	7,903	8,689	8,534	9,256
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573
Loss on sale of assets	—	—	—	—	899
Impairment of indirect tax asset	—	—	—	—	686
Executive transition costs	—	2,759	—	—	—
Purchase accounting amortization	62	63	62	63	63
Non-GAAP Operating income	$38,678	$42,266	$40,722	$39,849	$36,917
Non-GAAP Operating income %	17.3%	19.6%	17.5%	19.1%	18.1%

GAAP Income before income taxes	$26,315	$26,039	$24,963	$24,348	$17,051
Stock-based compensation	8,413	7,903	8,689	8,534	9,256
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573
Loss on sale of assets	—	—	—	—	899
Impairment of indirect tax asset	—	—	—	—	686
Executive transition costs	—	2,759	—	—	—
Purchase accounting amortization	62	63	62	63	63
Non-GAAP Income before income taxes	$33,742	$36,349	$33,827	$34,186	$30,528

GAAP Income tax expense (benefit)	$5,928	$5,565	$2,742	$4,831	$(1,777)
Income tax effect of above items	2,753	3,839	3,012	2,202	5,445
Income tax effect of unusual tax items	86	53	2,002	479	3,661
Non-GAAP Income tax expense	$8,767	$9,457	$7,756	$7,512	$7,329
Non-GAAP Income tax expense as a % of Non-GAAP Income before income taxes	26.0%	26.0%	22.9%	22.0%	24.0%

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data (Continued)
($ in thousands, except per share data)
	Q117	Q217	Q317	Q417	Q118
GAAP Net income	$20,387	$20,474	$22,221	$19,517	$18,828
Stock-based compensation	8,413	7,903	8,689	8,534	9,256
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573
Loss on sale of assets	—	—	—	—	899
Impairment of indirect tax asset	—	—	—	—	686
Executive transition costs	—	2,759	—	—	—
Purchase accounting amortization	62	63	62	63	63
Income tax effect of above items	(2,753)	(3,839)	(3,012)	(2,202)	(5,445)
Income tax effect of unusual tax items	(86)	(53)	(2,002)	(479)	(3,661)
Non-GAAP Net income	$24,975	$26,892	$26,071	$26,674	$23,199

GAAP Diluted earnings per common share	$0.62	$0.63	$0.68	$0.59	$0.57
Stock-based compensation	0.26	0.24	0.26	0.26	0.28
Restructuring and other related charges (credits)	(0.03)	(0.01)	—	0.04	0.08
Loss on sale of assets	—	—	—	—	0.03
Impairment of indirect tax asset	—	—	—	—	0.02
Executive transition costs	—	0.08	—	—	—
Income tax effect	(0.09)	(0.12)	(0.15)	(0.08)	(0.28)
Non-GAAP Diluted earnings per common share	$0.76	$0.82	$0.79	$0.81	$0.70

Shares used in diluted earnings per common share calculation	32,818	32,726	32,826	33,056	33,211

SUMMARY OF UNAUDITED GAAP DATA
($ in thousands)
Net revenues from unaffiliated customers:
Enterprise	$155,897	$154,542	$157,345	$160,870	$154,605
Consumer	67,209	61,641	75,588	48,084	49,321
Total net revenues	$223,106	$216,183	$232,933	$208,954	$203,926
Net revenues by geographic area from unaffiliated customers:
Domestic	$128,238	$119,062	$123,719	$111,196	$108,810
International	94,868	97,121	109,214	97,758	95,116
Total net revenues	$223,106	$216,183	$232,933	$208,954	$203,926

Balance Sheet accounts and metrics:
Accounts receivable, net	$133,155	$136,779	$141,297	$141,177	$134,833
Days sales outstanding (DSO)	54	57	55	61	60
Inventory, net	$53,912	$52,686	$58,026	$55,456	$57,571
Inventory turns	8.2	8.0	8.5	7.3	7.0